[GRAPHIC OMITTED]                                    Gerber Scientific, Inc.
                                                     83 Gerber Road West
                                                     South Windsor, CT 06074 USA

                                                     860-644-1551 phone
OFFICE OF THE CHAIRMAN                               860-643-7039 fax

                                                     www.gerberscientific.com


Dear Fellow Shareholder:

Gerber Scientific, Inc. is pleased to provide your Company's 2000 Proxy and Annual Report.

Also, we invite you to attend the Annual Meeting of Shareholders scheduled for 2:30 P.M. EDT on THURSDAY, AUGUST 31, 2000 AT THE SHERATON HOTEL IN EAST HARTFORD, CT. At that time, we will offer a briefing on fiscal 2000 activities and discuss the future direction of the Company as we Move Ahead.

Please register promptly for the Meeting so we can properly accommodate all wishing to attend. Admission badges will be available for each registered attendee as you enter the Meeting. To register, simply complete and return the enclosed postcard by August 24, 2000, or follow the procedures set forth in the formal notice of the Meeting on page 1 of the enclosed Proxy statement. Voting by telephone, the Internet, or on the postage-paid Proxy Card prior to the Meeting is encouraged...even if you plan to attend the Meeting. The enclosed Proxy and Proxy Card explain voting procedures.

If you or a guest require special assistance to attend, please call us at 1-800-811-4707, extension 8032, in advance of the Meeting. You will find directions to the location of the Meeting site on the inside back cover of the Proxy.


Please mark your calendar today and plan to join us for an interesting and informative Meeting. We look forward to seeing you on August 31.


Sincerely,

[GRAPHIC OMITTED]

Michael J. Cheshire
Chairman and Chief Executive Officer

TABLE OF CONTENTS


Notice of Annual Meeting................................................     1

Proxy Statement.........................................................     2

Proposal 1-- Election of Directors......................................     5

Management Development and
Compensation Committee Report...........................................     9

Performance Graph.......................................................    13

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TIME                                2:30 p.m. EDT on Thursday, August 31, 2000

PLACE                               Sheraton Hotel
                                    100 East River Drive
                                    East Hartford, CT 06108

ITEMS OF BUSINESS                   (1) Elect three members of the Board of
                                        Directors for a three-year term; and

                                    (2) Transact other business properly coming
                                        before the Meeting and any adjournment
                                        or postponement.

RECORD DATE                         You can vote if you are a shareholder of
                                    record at the close of business on July 12, 2000.

ANNUAL REPORT                       Our 2000 Annual Report, which is not part of
                                    this proxy solicitation, is enclosed.

PROXY VOTING                        It is important that your shares be
                                    represented and voted at the meeting. You may vote your shares in one of four ways:
                                    (1) Complete, sign and return the enclosed
                                        proxy card; or
                                    (2) Use the toll-free telephone number shown
                                        on the proxy card; or
                                    (3) Vote via the Internet by visiting the
                                        website shown on your proxy card; or
                                    (4) Cast your ballot at the Annual Meeting.

REGISTRATION                        If you wish to join us at the Annual
                                    Meeting, please return the enclosed
                                    postage-paid postcard or call us at
                                    1-800-811-4707, extension 8032, before
                                    August 24, 2000.

YOUR VOTE IS IMPORTANT!

Shareholders of record may vote their proxies by telephone, Internet, mail or at the Meeting. If you wish to vote by phone, a telephone number and control number are included on your proxy card. A website address and control number are included on your proxy card for Internet voting. If you choose to vote by mail, a postage-paid envelope is provided. Even if you plan to attend the Meeting, we would appreciate receiving your voting instructions before that date. Your proxy may be revoked at any time either before or at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you should receive instructions to follow for your shares to be voted.


ADMISSION TO ANNUAL MEETING

An admission badge to the Annual Meeting may be obtained by completing and sending the enclosed postage-paid postcard, or you may call us at 1-800-811-4707, extension 8017. You will receive your admission badge at the door on the day of the Meeting.



By order of the Board of Directors

[GRAPHIC OMITTED]

Richard F. Treacy, Jr.
Secretary
August 3, 2000



PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Gerber Scientific, Inc. (the "Company," "we" or "us") of proxies to be voted at our 2000 Annual Meeting of Shareholders and at any postponement or adjournment of the Meeting. The Company will bear the costs of making solicitations from its shareholders, and will reimburse banks and brokerage firms for out-of-pocket expenses incurred in connection with this solicitation. Directors, officers, and employees of the Company, at no additional compensation, may solicit proxies by mail or in person. The Company has retained Georgeson & Company, Inc. to aid in the solicitation of proxies at an estimated cost of $20,000, including expenses.


SHAREHOLDERS ENTITLED TO VOTE

Shareholders of record of Gerber Scientific, Inc. Common Stock at the close of business on July 12, 2000 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of July 12, 2000, there were 21,968,282 shares of Common Stock outstanding. Each Common share is entitled to one vote on each matter properly brought to the Meeting for vote.


VOTING RIGHTS

Abstentions and broker non-votes are not included in the calculation of the vote, but do count toward a quorum. Proxies may be revoked at any time before they are exercised by:
      (1) written notice to the Secretary of the Company;
      (2) delivery of a later-dated properly executed proxy; or
      (3) voting by ballot at the Annual Meeting.

Proxies will be voted as directed by the shareholder or, if no direction is given, will be voted FOR the nominees for the Board of Directors.

This Proxy Statement and the accompanying form of proxy are being first mailed to shareholders on or about August 3, 2000.

Table I on page 3 presents certain information regarding the beneficial and record owners of more than five percent of the Company's Common Stock who were known to the Company on July 12, 2000.

PRINCIPAL SHAREHOLDERS

                                     TABLE I

===================================================================================================================
NAME OF                                                        NUMBER OF                           PERCENT OF
BENEFICIAL OWNER                                            SHARES OWNED                                CLASS
===================================================================================================================
Members of Family of H. Joseph Gerber (1)                      2,469,617                                11.2%
c/o David J. Gerber
  83 Gerber Road West
  South Windsor, CT 06074
-------------------------------------------------------------------------------------------------------------------
David L. Babson and Company Incorporated                       2,302,930                                10.5%
  One Memorial Drive
  Cambridge, MA 02142-1300
-------------------------------------------------------------------------------------------------------------------
Florida State Board of Administration,                         1,333,425                                 6.1%
Florida Retirement System
  1801 Hermitage Boulevard, Suite 100
  P.O. Box 13300
  Tallahassee, FL 32317-3300
-------------------------------------------------------------------------------------------------------------------
(1) The Gerber family consists of  Sonia K. Gerber, Melisa T. Gerber, and David J. Gerber. As a group, the family holds the total number of shares indicated either directly or in trusts where various members of the family are trustees. The above total also includes the share ownership of David J. Gerber as reported in Table II.

PRINCIPAL SHAREHOLDERS

The following table shows the number of shares of Gerber Scientific, Inc. Common Stock beneficially owned by all Directors, nominees for Director and each of the executive officers identified in the Summary Compensation Table on page 11 and all Directors and executive officers as a group as of June 30, 2000.


                                    TABLE II

===================================================================================================================
NAME OF                                                    NUMBER OF                       PERCENT OF
BENEFICIAL OWNER                                    SHARES OWNED (1)                            CLASS
===================================================================================================================
Michael J. Cheshire                                          154,673    (2)                         *
George M. Gentile                                            312,373    (3)                      1.4%
David J. Gerber                                            2,036,651    (4)                      9.3%
Donald P. Aiken                                               20,569    (5)                         *
Edward E. Hood, Jr.                                           21,606    (6)                         *
David J. Logan                                                11,742    (7)                         *
Carole F. St. Mark                                            17,415    (8)                         *
A. Robert Towbin                                              44,586    (9)                         *
William Jerome Vereen                                         23,060   (10)                         *
Fredric K. Rosen                                             106,713   (11)                         *
Charles M. Hevenor                                            68,836   (12)                         *
Gary K. Bennett                                               67,485   (13)                         *
Shawn M. Harrington                                           55,290   (14)                         *
All Directors
and executive officers as a group (16 persons)             3,065,549   (15)                     13.9%
===================================================================================================================

*Less than 1%.
(1) Unless otherwise indicated below, each Director and Executive Officer has sole voting and investment power with respect to such shares.
(2) Includes 124,500 shares covered by stock options exercisable within 60 days, 2,564 shares under 401(k) Plan, and 4,270 shares under Deferred Compensation Plan.
(3) Includes 53,779 shares owned directly; 2,400 shares that he holds as trustee; 255,500 shares covered by stock options exercisable within 60 days; and 694 shares for Director fees that have been deferred. The shares deferred for Director fees are not issued until the date he ceases to be a Director.
(4) Includes 72,020 shares owned directly; 1,931,264 shares held in various family trusts where Mr. Gerber, as trustee, participates in common voting rights with other trustees; and 33,367 shares covered by stock options exercisable within 60 days.
(5) Includes 9,000 shares covered by stock options exercisable within 60 days and 4,263 shares for Director fees that have been deferred. The shares deferred for Director fees are not issued until the selected deferral date or the date he ceases to be a Director.
(6) Includes 12,000 shares covered by stock options exercisable within 60 days and 4,325 shares for Director fees that have been deferred. The shares deferred for Director fees are not issued until the selected deferral date or the date he ceases to be a Director.
(7) Includes 10,000 shares covered by stock options exercisable within 60 days and 694 shares for Director fees that have been deferred. The shares deferred for Director fees are not issued until the date he ceases to be a Director.
(8) Includes 9,000 shares covered by stock options exercisable within 60 days and 4,186 shares for Director fees that have been deferred. The shares deferred for Director fees are not issued until the selected deferral date or the date she ceases to be a Director.
(9) Includes 14,000 shares covered by stock options exercisable within 60 days and 3,877 shares for Director fees that have been deferred. The shares deferred for Director fees are not issued until the selected deferral date or the date he ceases to be a Director.
(10) Includes 9,366 shares owned directly; 1,000 shares that he holds as trustee for his children; 12,000 shares covered by stock options exercisable within 60 days; and 694 shares for Director fees that have been deferred. The shares deferred for Director fees are not issued until the date he ceases to be a Director.
(11) Includes 55,880 shares owned directly; 4,000 shares owned beneficially by his wife, which he disclaims any beneficial ownership, and 46,833 shares covered by stock options exercisable within 60 days.
(12) Includes 61,800 shares covered by stock options exercisable within 60 days.
(13) Includes 55,383 shares covered by stock options exercisable within 60 days and 333 shares under 401(k) Plan.
(14) Includes 44,733 shares covered by stock options exercisable within 60 days and 1,736 shares under Deferred Compensation Plan.
(15) Includes 794,083 shares covered by stock options exercisable within 60 days, 3,614 shares under 401(k) Plan, 6,075 shares under Deferred Compensation Plan, and 18,734 shares for Director fees deferred in the form of Gerber shares.

PROPOSAL 1 - ELECTION OF DIRECTORS


The Board of Directors is divided into three classes, currently consisting of three Directors each, whose terms expire at successive annual meetings. Three Directors will be elected at the 2000 Annual Meeting to serve for a three-year term expiring in 2003.

The Board of Directors has proposed the following nominees for election as Directors with terms expiring in 2003:

o    Edward E. Hood, Jr.

o    William Jerome Vereen

o    Michael J. Cheshire

A Director receiving a plurality of the votes will be elected. Unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees, your proxy will be voted for the election of the named Directors.


                        THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE FOR THE ELECTION OF THESE
                             NOMINEES AS DIRECTORS.

We expect each nominee for election as a Director to be able to serve, if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.


NOMINEES FOR ELECTION AS DIRECTORS AT THE 2000 ANNUAL MEETING


EDWARD E. HOOD, JR.
AGE 69
DIRECTOR SINCE 1994

Vice Chairman of General Electric Company of Fairfield, Connecticut, from 1979 to 1993. Mr. Hood serves on the Boards of Lockheed Martin Corp. and Lincoln Electric Co. He is chairperson of our Board's Management Development and Compensation Committee, and a member of the Audit and Finance Committee.


WILLIAM JEROME VEREEN
AGE 59
DIRECTOR SINCE 1994

President, Chief Executive Officer, Treasurer and Acting Chairman of the Board of Directors of Riverside Manufacturing Company of Moultrie, Georgia. Mr. Vereen serves on the Boards of Georgia Power Company, Blue Cross/Blue Shield of Georgia, and Cerulean Companies, Inc., and is an Advisory Director for Southern Region, NationsBank of Georgia N.A. He is chairperson of our Board's Audit and Finance Committee, and a member of the Management Development and Compensation Committee.


MICHAEL J. CHESHIRE
AGE 51
DIRECTOR SINCE 1997

Chairman of our Board, President and Chief Executive Officer of the Company since 1998. Our President and Chief Operating Officer from 1997 to 1998. Mr. Cheshire serves on the Boards of WESCO International, Inc. and Connecticut Business & Industry Association, and is a Corporator of Eastern Connecticut Health Network, Inc. and Farmington Savings Bank. Mr. Cheshire formerly held executive positions at General Signal, Inc., including President of its Electrical Group and its Electrical Power Systems Group.


DIRECTORS WHOSE TERMS EXPIRE IN 2001


GEORGE M. GENTILE
AGE 64
DIRECTOR SINCE 1989

Chairman of our Board from 1996 to 1998. Mr. Gentile was our Chief Executive Officer from August 1996 to June 1998, and Senior Vice President, Finance from 1977 to 1996. Mr. Gentile served in key financial and management positions in the Company from 1963 until his retirement in 1998.

DAVID J. GERBER
AGE 39
DIRECTOR SINCE 1992

Our Vice President, Business Development and Technology Strategy since 1998. Mr. Gerber was our Director of New Business Development and Technology Strategy from 1996 to 1998 and an attorney in our Legal Department from 1989 to 1996, serving as Corporate Secretary from February 1995 to September 1996. He is a member of our Board's Business Development Committee.


DONALD P. AIKEN
AGE 56
DIRECTOR SINCE 1997

Independent Management Consultant. Mr. Aiken was Executive Vice President and General Manager of Electrical Cables BICCGeneral, and served as President of BICC Brand-Rex and President of ABB Industrial Systems, Inc. Mr. Aiken also held executive positions at General Instrument Corporation and Texas Instruments. He is a member of our Board's Management Development and Compensation Committee, Audit and Finance Committee, and Business Development Committee.


DIRECTORS WHOSE TERMS EXPIRE IN 2002

A. ROBERT TOWBIN
AGE 65
DIRECTOR SINCE 1992

Senior Managing Director of C.E. Unterberg, Towbin since September 1995. Mr. Towbin was President and CEO of the Russian-American Enterprise Fund from January 1994 to September 1995, later serving as Vice Chairman of the U.S. Russia Investment Fund. He was a Managing Director of Lehman Brothers and Co-Head, High Technology Investment Banking from January 1987 until January 1994. Mr. Towbin serves on the Boards of Bradley Real Estate, Inc., Globalstar Telecommunications Ltd., Globecomm Systems Inc., and K&F Industries, Inc. He is a member of our Board's Business Development Committee.


DAVID J. LOGAN
AGE 66
DIRECTOR SINCE 1996

Independent Technical Consultant to the Company. Mr. Logan served as Senior Vice President of Engineering of the Company and President of a wholly owned subsidiary, Gerber Scientific Products, Inc., until his retirement in 1990. Mr. Logan served as a Director of the Company from 1988 to 1989. He is a member of our Board's Business Development Committee.


CAROLE F. ST. MARK
AGE 57
DIRECTOR SINCE 1997

Founder and President of Growth Management LLC., a business development and strategic management company. Ms. St. Mark was formerly employed by Pitney Bowes, Inc. for eighteen years serving in a series of senior positions including President and Chief Operating Officer of Pitney Bowes Business Service. She serves on the Boards of Polaroid Corporation, Supervalue, Inc., and Royal and Sun Alliance Insurance Group, PLC. Ms. St. Mark is chairperson of our Board's Business Development Committee, and a member of the Management Development and Compensation Committee.

RELATIONSHIPS

No Director nominee is related to any continuing Director; no continuing Director is related to any other continuing Director; and no Director nominee or continuing Director is related to any current executive officer of the Company or its subsidiaries. There is no arrangement or understanding between any Director nominee and any other person pursuant to which he or she was selected as a nominee.

NOMINATION OF DIRECTORS

Any shareholder wishing to nominate other persons for Director of the Company may do so by writing to the Secretary of the Company no later than ten days following the mailing of this Proxy Statement or the public notice of the date of the Shareholders' Annual Meeting.

COMPENSATION OF DIRECTORS

The Company compensates only Directors who are not current employees of the Company ("Non-Employee Directors") for service on the Board of Directors. Non-Employee Directors may choose to receive all or a part of their retainer and fees in Company Stock.


ANNUAL RETAINERS

o    $20,000 annual fee paid on a quarterly basis.


MEETING FEES

o    $1,000 for each Board meeting attended.

o    $1,000 for each committee meeting attended, if a member of the committee.

o $2,000 for each committee meeting attended, if chairperson of the committee.


ANNUAL STOCK OPTION GRANTS

o Options for 3,000 shares of company stock in accordance with the terms of the Non-Employee Director Stock Option Plan approved by the shareholders in 1998.


ANNUAL EQUITY GRANTS

o $15,000 of deferred shares of Company Common Stock credited quarterly and deferred until Board membership ends at which time the accounts will be paid out in actual shares.


DEFERRALS

Directors may elect to defer all or part of their annual Director fees and meeting fees until a future time selected by the Director. The Director may choose to have the deferral held in cash or Gerber Scientific, Inc. stock. Cash deferrals are credited with interest at market rates. Stock deferrals are credited with all dividends that are declared during the deferral time period, and reinvested in our stock. Stock deferrals will be paid out in actual shares of stock.


COMMITTEES OF THE BOARD OF DIRECTORS

THE AUDIT AND FINANCE COMMITTEE

o    Members are Mr. Vereen, Chairperson; Mr. Hood, and Mr. Aiken.

o    Met one time in fiscal year 2000.

o Serves as an independent and objective body to monitor the Company's financial reporting process and internal control system.

o Reviews the audit efforts of the Company's independent accountants and the persons responsible for the internal auditing functions.

o Provides an open avenue of communication among the Company's independent accountants, financial and senior management, internal audit, and the Board.

o Approves the annual appointment of independent accountants and reviews their services and fees.


THE MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE

o    Members are Mr. Hood, Chairperson; Mr. Aiken, Mr. Vereen, and Ms. St. Mark.
o    Met four times in fiscal year 2000.

o Establishes annual and long-term performance goals for our Chief Executive Officer and other executive officers.

o Establishes salaries and other compensation to be paid to our executive officers.

o    Determines terms and conditions of bonus and stock option plans.

o Establishes and administers performance goals and other criteria for payment of any compensation to our executive officers.

o Amends the Company's Employee Stock Option Plans, subject to shareholder approval.

o Recommends to our Board of Directors training and other development of the Company's management personnel.

o Prepares an annual Management Development and Compensation Committee Report for the shareholders.


THE BUSINESS DEVELOPMENT COMMITTEE

o Members are Ms. St. Mark, Chairperson; Mr. Aiken, Mr. Towbin, Mr. Logan, and Mr. Gerber.

o    Met one time in fiscal year 2000.

o Evaluates the opportunities presented by Company management to develop existing and new business for the Company.

The Board of Directors does not have a nominating committee.


MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met five times and acted by unanimous written consent on one occasion during the 2000 fiscal year. All of the Directors attended seventy-five percent or more of their respective Board and Committee meetings.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in Gerber Scientific, Inc. shares with the Securities & Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that all required reports have been timely filed by all Directors, officers, and shareholders.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hood, Aiken, and Vereen, and Ms. St. Mark served as members of the Management and Development Committee for the entirety of the Company's last completed fiscal year. Except as indicated under "Directors Compensation" and "Related Transactions," no such member was compensated by the Company for any services rendered during the fiscal year.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as stated in this section, there is no significant business relationship between the Company and companies with which the Directors are affiliated.

For fiscal year 2000, Mr. Logan received consulting fees from the Company of $120,000 plus incidental expenses.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION


DEAR SHAREHOLDERS:

Our Committee is responsible for establishing executive compensation policies, approving base salary levels for executive officers, including those named in the Summary Compensation Table (the "Named Executives"), determining the terms and conditions of incentive bonuses, making stock plan awards and generally administering the Company's stock option and executive bonus plans. We also establish and administer performance goals and other criteria for payment of any compensation to Named Executives intended to be performance contingent. In addition, we make recommendations to the full Board of Directors concerning development of the Company's management personnel. The Board of Directors has delegated these responsibilities to this Committee.


EXECUTIVE COMPENSATION PHILOSOPHY

The Company's executive compensation philosophy emphasizes three guiding principles:

o Providing a competitive executive compensation package that enables the Company to attract and retain talented executives;

o Basing a major portion of each executive's annual cash compensation on the annual profitability of the Company or of the subsidiary for which the executive is primarily responsible; and,

o Aligning the financial interests of executives with long-term total shareholder return, particularly through the accumulation of Company shareholdings by each executive.

In setting executive compensation levels and plan design features, the Committee has periodically been assisted by outside compensation consultants. Currently, Frederic W. Cook & Co. is the consultant to the Committee and reports directly to the Committee. The Company also utilizes national surveys to provide information on competitive compensation levels for its employees.

These outside consultants provide compensation information on companies of similar size. The companies are not the same as the companies in the Dow Jones Advanced Industrial Equipment Index used in the comparative total return graph shown on page 13 of this Proxy Statement. Salaries are targeted at median to sixty-fifth percentile of the comparison companies, annual bonus and long-term incentives are targeted at median and total compensation is targeted to be somewhat above median.


BASE SALARY

In fiscal year 2000, as in prior years, the Committee determined base salaries for the Company's executive officers, including the Named Executives based on the individual's personal performance and competitive comparisons.


EXECUTIVE ANNUAL INCENTIVE BONUS PLAN

In fiscal year 2000, annual incentive cash bonuses were awarded to executives of the Company and its subsidiaries under the 2000-2004 Executive Annual Incentive Bonus Plan (the Plan) approved by shareholders at their September 15, 1999 meeting. Under the Plan, target incentives are established for each participant at the median of the competitive group. From 0% to 200% of the target may be earned, resulting in potential bonuses that are at or above 75th percentile versus the peers. The goals for the Plan for fiscal year 2000 were earnings per share at the corporate level and earnings before interest and taxes at the business unit level.

Certain participants, including the Named Executives, could elect to direct that up to 50% of their bonuses be used to purchase Company stock at the current market price. Executives who made this election received restricted stock equal to one-third of the number of shares purchased. Such elections are noted in the Summary Compensation Table on page 11.

LONG-TERM INCENTIVE PLAN

In fiscal year 2000, the Committee granted stock options to the Named Executives in the amounts indicated in Table IV on page 12 under the Gerber Scientific Inc., 1992 Employee Stock Plan. The option awards were based on median competitive guidelines presented by outside consultants and evaluation of individual performance.

During fiscal year 2000, Change In Control Agreements were entered into with, and a Severance Policy was adopted for, certain Gerber executive officers. These Change In Control Agreements and Severance Policy are described on pages 14 and 15.


COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

Consistent with the Company's compensation strategy and philosophy described above, the Committee made the following decisions with respect to the compensation of the Chief Executive Officer, Michael Cheshire. First, Mr. Cheshire's salary was increased from $500,000 to $550,000. The cash bonus awarded to Mr. Cheshire was determined in accordance with the terms of the 2000-2004 Executive Annual Incentive Bonus Plan. His target incentive was 75% of salary with a maximum of 150% of salary. His earned award was $234,135 or 42.6% of salary. Mr. Cheshire was awarded stock options on 90,000 shares. His award was based on competitive data at the median grant levels of the comparison companies as presented by the outside consultant and on the Committee's evaluation of his performance.


POLICY ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

This Committee, which consists solely of outside directors, generally intends to provide for the deductibility of all compensation expenses, although it recognizes that circumstances may arise in which the interests of the Company and its shareholders are best served by decisions which limit this deductibility, and the Committee will act in its best judgment in such circumstances. The Committee believes that all compensation paid or granted in 2000 is fully deductible.

Respectfully submitted,
The Management Development and
Compensation Committee

         Edward E. Hood, Jr., Chairperson
         Donald P. Aiken
         Carole F. St. Mark
         William J. Vereen


--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION AND TRANSACTIONS

The following table shows compensation for services during the years ended April 30, 2000, 1999, and 1998 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE
                                    TABLE III

============================================================================================================================
                                                                                  LONG-TERM COMPENSATION
                                                                           --------------------------------------
                                        ANNUAL COMPENSATION                         AWARDS             PAYOUTS
                          ------------------------------------------------ -------------------------- -----------
           (a)            (b)       (c)          (d)            (e)           (f)           (g)         (h)          (i)
                                                                                        SECURITIES
                                                               OTHER      RESTRICTED    UNDERLYING   LONG-TERM    ALL OTHER
        NAME AND                                              ANNUAL      STOCK AWARDS   OPTIONS/    INCENTIVE   COMPENSATION
   PRINCIPAL POSITION     YEAR  SALARY ($)  BONUS ($)(1)   COMPENSATION($)  ($)(2)      SARS (#)(3)  PLAN ($)(4)   ($) (5)
============================================================================================================================
Michael J. Cheshire       2000  $ 519,807    $ 234,135       $      --      $     --       90,000     $    --      $ 1,400
Chairman, President and   1999    488,461      494,697              --        82,469       22,955      59,356        1,200
  Chief Executive Officer 1998    350,000      224,000              --        37,338      120,000          --        1,000
  from 6/1/98

Fredric K. Rosen          2000    295,000      101,067              --        16,852       22,500          --        1,400
Senior Vice President     1999    293,077      136,800              --        22,819       12,726      79,141        1,200
  President Gerber        1998    275,000      268,860              --        44,816       50,000          --        1,000
  Technology, Inc.

Shawn M. Harrington       2000    234,338      128,320              --         8,565       16,800          --        1,400
Senior Vice President     1999    225,577       23,250              --            --       10,041      23,742        1,200
  President Gerber        1998    167,384       65,097              --         7,012       50,000          --        1,000
  Coburn Optical, Inc.

Charles M. Hevenor        2000    285,577       36,060              --            --       22,500          --        1,400
Senior Vice President     1999    275,000      164,916              --            --       15,000      43,528        1,200
  President Gerber        1998    238,754       95,979              --         6,391       35,000          --        1,000
  Scientific Products, Inc.

Gary K. Bennett           2000    244,508       73,504              --            --       22,500          --        1,400
Senior Vice President,    1999    235,000      159,520              --        10,635       12,753      27,699        1,200
  and Chief Financial     1998    176,250      112,800              --        11,282       50,000          --        1,000
  Officer
============================================================================================================================

(1) In 2000, 1999 and 1998, the Named Executives and others could elect to receive up to 50 percent of their bonus in the form of Gerber Scientific, Inc. stock in lieu of cash. See footnote (2) below regarding the grant of restricted stock in connection with this election.
(2) As of April 30, 2000, aggregate restricted stock holdings and their year end value were: Michael J. Cheshire, 5,010 shares valued at $69,514; Fredric K. Rosen, 2,719 shares valued at $37,726; Shawn M. Harrington, 271 shares valued at $3,760; Charles M. Hevenor, 247 shares valued at $3,427; Gary K. Bennett, 896 shares valued at $12,432. In June 2000, the Company again granted to the Named Executives and others, who purchased Gerber Scientific, Inc. stock with their bonus, restricted stock equal in value to one-third of the bonus amount received in Common Stock (before tax withholdings). Restricted stock vests in equal installments at each of the three anniversary dates following the grant date provided that the portion of the original stock purchased is still held by the executive. Awards reported in this column are as follows: Michael J. Cheshire, 3,567 shares in 1999 and 1,443 shares in 1998; Fredric K. Rosen, 1,454 shares in 2000; 987 shares in 1999 and 1,732 shares in 1998; Shawn M. Harrington, 739 shares in 2000 and 271 shares in 1998; Charles M. Hevenor, 247 shares in 1998; Gary K. Bennett, 460 shares in 1999 and 436 shares in 1998. Dividends are paid on the restricted stock. Restricted shares vest free and clear of all restrictions upon the retirement of the holder of such shares.
(3) The securities underlying the options are shares of the Company's Common Stock. The Company does not grant stock appreciation rights (SARs).
(4) Amounts included in this column are payable to the Named Executives and others associated with performance units granted in 1995 and 1997 in the case of Mr. Chesire. These performance units became payable in cash when certain pre-established performance goals were attained as of April 30, 1999 as certified by the Management Development and Compensation Committee of the Board of Directors. Performance units were required to be used to simultaneously exercise related stock options with the cash award. There were no long-term incentive plan payouts in 2000 or 1998.
(5) Each of the Named Executives received $1,200 in matching contributions under the Company's 401(k) defined contribution plan in 2000. The matching contributions for these executives in 1999 and 1998 were $1,000 and $800, respectively. Also, each executive received $200 as a Christmas bonus in each year.

OPTION GRANTS IN LAST FISCAL YEAR
                                    TABLE IV

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF STOCK
                                                                                                    PRICE APPRECIATION
                                                  INDIVIDUAL GRANTS                                   FOR OPTION TERM
                       ------------------------------------------------------------------      --------------------------

         (a)                   (b)                 (c)               (d)             (e)             (f)           (g)

                                                % of Total
                       Number of Securities  Options Granted     Exercise or
                        Underlying Options     to Employees    Base Price (2)
         Name             Granted (#)(1)      in Fiscal Year    ($ per Share)  Expiration Date     5% (3)        10% (3)
=========================================================================================================================
Michael J. Cheshire                  90,000       19.0%            $  18.68        5/2/09        $1,057,000    $2,679,000
Fredric K. Rosen                     22,500        4.7%               18.68        5/2/09           264,000       670,000
Shawn M. Harrington                  16,800        3.5%               18.68        5/2/09           197,000       500,000
Charles M. Hevenor                   22,500        4.7%               18.68        5/2/09           264,000       670,000
Gary K. Bennett                      22,500        4.7%               18.68        5/2/09           264,000       670,000
=========================================================================================================================

(1) These options become exercisable in installments of 33 1/3% per year beginning one year from the date of grant. The terms of the plan provide that all stock options granted may become exercisable in full in the event of a change of control (as defined in the plan). The underlying grant agreement for these options includes grants of reload options upon the exercise or partial exercise of the original option. Reload options are granted when the optionee exercises all or part of an earlier original option within five years of the grant date of the original option. Each reload option granted entitles the optionee to purchase a number of shares of Common Stock equal to the number of shares of Common Stock surrendered in exercising the original option. Reload options have an option price equal to the fair market value of a share of Common Stock on the grant date and vest and become exercisable three years following the grant date of the reload options. They are exercisable until the expiration of the option period for the original options.
(2) These stock options were granted on May 3, 1999 for all of the Named Executives and were granted at the fair market value of the Common Stock on the date of grant.
(3) Pursuant to Securities and Exchange Commission rules, columns (f) and (g) show gains that might exist for the options over a period of ten years at 5% and 10% annual compounded appreciation in the stock price. This method of valuation is hypothetical; if the stock price does not increase above the exercise price, the compensation to the Named Executive will be zero. If this same methodology was used to determine the potential realizable gain for all shareholders over a period representative of the grants listed above, the gain based on 5% annual appreciation would be approximately $259,000,000 and the gain based on 10% annual appreciation would be approximately $657,000,000. The potential gain related to the options granted to the Named Executives above represents approximately 0.8% of the total potential gain to all shareholders using this valuation method. These are assumed rates of appreciation and are not intended to forecast future appreciation of the Company's Common Stock. Actual gains, if any, on option exercises and share holdings are dependent on the future performance of the Company's stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
OPTION VALUES
                                     TABLE V

                                                             NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                                                        OPTIONS AT FISCAL YEAR-END (#)       AT FISCAL YEAR-END ($)(1)
                                                       ---------------------------------  ---------------------------------
          (a)                 (b)            (c)             (d)              (e)               (f)             (g)

                             Shares
                          Acquired on       Value
          Name            Exercise (#)   Realized ($)    Exercisable     Unexercisable      Exercisable    Unexercisable
===========================================================================================================================
Michael J. Cheshire            1,500       $ 11,625           54,500       176,955            $    --          $    --
Fredric K. Rosen               2,000         12,740           22,667        83,892                 --               --
Shawn M. Harrington            2,600         22,682           25,800        53,107              9,500               --
Charles M. Hevenor             1,100          7,007           37,633        61,767             14,250               --
Gary K. Bennett                  710          4,567           31,217        63,119              9,391               --
===========================================================================================================================

(1) These amounts represent the difference between the exercise price of the stock options and the closing price of the Company's Common Stock on April 30, 2000 ($13.875) for all options held by each Named Executive. The stock option exercise prices for options outstanding ranged from $11.50 to $28.25. All stock options are granted at the fair market value of the Common Stock on the date of grant.

PERFORMANCE GRAPH

                            CUMULATIVE TOTAL RETURN
             BASED ON REINVESTMENT OF $100 BEGINNING APRIL 30, 1995
                       ASSUMING REINVESTMENT OF DIVIDENDS

                                [GRAPHIC OMITTED]

                 Apr-95     Apr-96     Apr-97     Apr-98     Apr-99     Apr-00
--------------------------------------------------------------------------------
Gerber
Scientific, Inc. $100.00   $111.87    $111.78    $175.54    $131.40      $98.44
S&P 500(R)       $100.00   $130.22    $162.95    $229.88    $280.04     $308.41
S&P 600(R)       $100.00   $135.71    $140.80    $206.61    $177.09     $213.39
Dow Jones
Advanced
Industrial
Equipment Index  $100.00   $129.27    $153.97    $173.69    $179.70     $306.48

        (1) The Company is within the Standard & Poor's 600 Market Index.
        (2) The Standard & Poor's 500 Market Index will not be included in future Performance Graphs.
        (3) The Dow Jones Diversified Technology Index used in prior Performance Graphs has been discontinued and replaced with the Dow Jones Advanced Industrial Equipment Index.

EXECUTIVE EMPLOYMENT AGREEMENTS AND ARRANGEMENTS


On February 17, 1997, the Company entered into an employment agreement with Michael J. Cheshire to serve as President and Chief Operating Officer of the Company. Mr. Cheshire has further served as a Company Director since 1997, consistent with the terms of this agreement.

Effective June 1, 1998, Mr. Cheshire was appointed Chief Executive Officer ("CEO") by the Board of Directors and the Board and the Management Development and Compensation Committee authorized an amendment to Mr. Cheshire's agreement to reflect his new position and provided for him to be paid a base salary of $500,000 per year. In July 1999, Mr. Cheshire's agreement was further amended to incorporate the terms of the Company's Change In Control Agreement described below.


CHANGE IN CONTROL

The Company has Change In Control Agreements with each of its corporate executive officers, including those shown on the Summary Compensation Table, and certain designated corporate employees. Certain of the Company's subsidiaries have also entered into similar Change In Control Agreements with designated subsidiary officers of those organizations. The Agreements were consummated in July 1999. The Agreements are designed to assure continued management of the Company in circumstances where a change in control of the Company's ownership occurs or is threatened.

The term "change in control" for purposes of the Agreements with the CEO and other corporate officers is defined to include certain changes in beneficial ownership of the Company's outstanding shares of Common Stock, certain business combinations, liquidations and certain changes in the composition of the Board of Directors.

These agreements are for a period of three years renewable yearly thereafter beginning May 1, 1999, and are operative only if a "change in control" occurs and the executive's employment by the Company is terminated within two years following the change in control; or if there are significant changes in the executive's position with the Company in such period which would allow him to leave for "good reason" as defined in the agreements. These Agreements provide for a lump sum payment of a multiple of years of the executive's annual salary and target bonus; continuation of certain insurance and other employee welfare benefits; and reimbursement of federal excise taxes on so-called "parachute" payments.

For the CEO, the multiple is three years; for Senior Vice Presidents of the Company, the multiple is two and one-half years; and for Vice Presidents of the Company, the multiple is two years. For other designated corporate employees and subsidiary officers, the multiple is one year. In addition to the above, corporate officers of the Company who also serve as the President of a subsidiary have a separate Change In Control Agreement with their subsidiary on equivalent terms with respect to a change in ownership of that subsidiary. These Change In Control Agreements with respect to ownership of the Company have been entered into with a total of thirty-three employees of the Company and its subsidiaries.


SEVERANCE POLICY

At its June 1999 meeting, the Management Development and Compensation Committee adopted, and the Board of Directors approved, a formal policy regarding payments and other benefits to be made to certain executives in the event their employment is terminated by the Company (or the employing subsidiary) "without cause" as defined in the policy. This policy is applicable to the CEO, the Named Executives, other officers of the Company, and officers of its subsidiaries. The policy cannot be modified except on ninety days prior notice.

The policy provides for the continuation of salary and the payment of a pro-rata target bonus and certain other benefits for varying periods of time for officers of the Company and officers of its subsidiaries. For the CEO, the period of time is two years; for Senior Vice Presidents and subsidiary Presidents, including the Named Executives, the period is one and one-half years. Lesser time periods are applicable for other officers of the Company and subsidiary officers other than the subsidiary Presidents. Payments under the policy are conditioned on the executive's non-competition with the business of the Company for the benefit period and the policy further provides for reduced benefits upon employment elsewhere.


PENSION PLANS

The Company maintains a non-contributory qualified defined benefit pension plan, the Gerber Scientific, Inc. and Participating Subsidiaries Pension Plan (the "Pension Plan"), and a supplemental pension benefit plan (the "Supplemental Pension Benefit Plan"), covering full-time domestic employees. Effective May 1, 1995, retirement benefits under the Pension Plan are based on an employee's years of service and average annual compensation during the employee's five consecutive highest-paid years in the last ten years of service. Compensation for this purpose includes salary and other compensation paid by the Company and reportable on Form W-2, but excludes fringe benefits (cash and non-cash) including compensation related to stock option plans which is reported in the Summary Compensation table in this Proxy Statement. The Internal Revenue Code limits the amounts of compensation that may be considered and the annual benefits which may be payable from the Pension Plan. Retirement benefits in excess of these limitations are provided under the Company's Supplemental Pension Benefit Plan, which is a non-qualified arrangement.

The following table shows the estimated annual benefits payable to a participant attaining age 65 in 2000 under the Pension Plan and the Supplemental Pension Benefit Plan for specified years of service at age 65. The table assumes that the given level of compensation is the compensation for the last calendar year in the five-year averaging period, and uses a four and one-half percent per year salary progression to determine five-year average compensation. The benefits shown in the table are formula benefits, which include and reflect a reduction for Social Security benefits. Each of the benefits shown is payable as a straight life annuity. Benefits are reduced if a survivor's benefit is elected. On retirement at ages earlier than 65, benefits may be reduced depending upon age and service at retirement.

ESTIMATED PENSION BENEFITS

                                                                  TABLE VI
                 -----------------------------------------------------------------------------------------------------------
                                                              YEARS OF SERVICE
                 -----------------------------------------------------------------------------------------------------------
   COMPENSATION           15               20                25               30                35               40
============================================================================================================================
    $  200,000        $ 36,980          $ 49,307         $ 61,634          $ 73,977         $ 87,740          $101,503
       300,000          57,624            76,832           96,040           115,265          135,909           156,553
       400,000          78,268           104,357          130,446           156,553          184,078           211,603
       500,000          98,912           131,882          164,853           197,841          232,247           266,654
       600,000         119,556           159,407          199,259           239,128          280,416           321,704
       700,000         140,199           186,933          233,666           280,416          328,585           376,754
       800,000         160,843           214,458          268,072           321,704          376,754           431,804
       900,000         181,487           241,983          302,479           362,992          424,923           486,855
     1,000,000         202,131           269,508          336,885           404,279          473,092           541,905
============================================================================================================================


As of normal retirement age (65) or attained age, if later, the years of service credited for retirement benefits for the Company's Named Executives in the Summary Compensation Table would be as follows: seventeen years for Michael J. Cheshire; seventeen years for Fredric K. Rosen; thirty-four years for Gary
K. Bennett; thirty-six years for Charles M. Hevenor; and thirty-five years for Shawn M. Harrington.

The current compensation covered by the plans for the Named Executives does not differ substantially from that set forth in the annual compensation columns of the Summary Compensation Table.

401(K) PLAN

The Company's 401(k) deferred compensation plan (the "401(k) Plan") covers domestic employees. Under the 401(k) Plan, participating employees may contribute from two percent to fifteen percent of their eligible pay on a "pre-tax" basis, subject to a calendar year limitation of $10,000 in 1998 and 1999, and $10,500 in 2000, plus up to ten percent of their eligible pay on an "after-tax" basis. The Company matches fifty percent of the first six percent of a participant's pre-tax contribution, up to a maximum annual Company contribution of $1,200 per participant. In 1998, the Company amended the 401(k) Plan to permit participants to invest in additional funds under the plan, including Company stock. Upon termination, a participant is entitled to receive the value of his/her account, including any investment earnings or losses.


DEFERRED COMPENSATION PLAN

In 1998, the Company established the Gerber Scientific, Inc. and Participating Subsidiaries Deferred Compensation Plan (the "Deferred Compensation Plan"), which allows certain highly compensated employees who will reach the maximum qualified pre-tax deferral amount under the 401(k) Plan to defer an additional portion of their eligible pay under the Deferred Compensation Plan. Eligibility for the Deferred Compensation Plan is determined annually based on compensation levels. Eligible participants may defer up to fifteen percent of their "pre-tax" eligible pay to the Deferred Compensation Plan less any amounts contributed to the 401(k) Plan. Participants may invest in a variety of funds under the plan, including Company stock. The Deferred Compensation Plan is a non-qualified plan under the Internal Revenue Code. Compensation deferred under the plan is held in a trust that protects its assets from the effects of a change in control, but not against the insolvency or bankruptcy of the Company or any of its subsidiaries.

2000-2004 EXECUTIVE ANNUAL INCENTIVE BONUS PLAN


The Plan, approved by shareholders in 1999, provides for annual incentive bonus payments to be made to selected executives identified by the Management Development and Compensation Committee upon the achievement, or degree of achievement, of pre-established Performance Goals which are linked to the financial performance of the Company and its operating subsidiaries (now designated as Gerber Technology, Inc., Gerber Scientific Products, Inc. and Gerber Coburn Optical, Inc.). The Performance Goals will be established by the Committee each fiscal year, at or near the beginning of such year, from a number of financial objectives defined in the Plan, including: return on assets, net income, cash flow, earnings before interest and taxes, and earnings per share. A complete listing of financial measures which may be selected by the Committee as Performance Goal(s) is included in the Plan.

The participants in the Plan are officers of the Company and the Company's subsidiaries (including the CEO and other Named Executives), as selected and designated by the Committee, and such other employees of the Company or its subsidiaries as the Committee may designate. Executives designated to participate in the Plan cannot participate in the Gerber Scientific, Inc. 1999-2001 Annual Incentive Bonus Plan previously approved by shareholders nor can any of such executives be eligible for any other Company cash incentive compensation plan.

Each year, each participant in the Plan will be assigned by the Committee a "Target Bonus" expressed as a percentage of the participant's regular salary at the close of the fiscal year. Newly hired executives who are designated as participants in the Plan share pro-rata in the Plan, provided they are employees of the Company or designated subsidiary for at least two months during the fiscal year. Pro-rata adjustments are also made for participants who transfer within companies which are designated as part of the Plan. The Committee has established that for fiscal year 2001, the Target Bonus for the CEO is seventy-five percent of salary, and the Target Bonus for the other Named Executives is fifty percent of salary. Other executives and key employees included in the Plan are generally assigned twenty or thirty percent Target Bonus. In any fiscal year, the maximum cash bonus payable is two times the Target Bonus up to a maximum of two million dollars.

The cash bonus amount payable to executives who are participants in the Plan is determined by the degree of achievement of the Performance Goal(s) applicable to either the parent Company or a designated subsidiary, where the executive is employed. The Plan permits a participant to elect to purchase Company stock, at the prevailing market price, with up to fifty percent of the participant's cash bonus less applicable withholding taxes. The participant is, in return, granted restricted shares of Company stock in an amount equal in value to one-third of the bonus amount elected to be taken in stock. The restricted stock vests one-third each year over a three-year period provided (i) the participant remains in the employ of the Company unless the cessation of employment was a result of retirement, death, disability or change in control of the Company; and
(ii) the participant continues to hold the underlying Company stock purchased with this bonus for the entire vesting period. If the participant disposes of any or all of the Company stock during the three-year vesting period, a proportional amount of any unvested restricted stock is forfeited.

Payment of any cash bonus under the Plan is conditional upon the participant's continued employment by the Company through the last day of the fiscal year. The Plan is administered by the Committee, which is authorized to interpret and administer the Plan, and to make amendments or to terminate the Plan. However, any material amendments cannot be made without shareholder approval.

Since benefits to be paid under the Plan are based upon the achievement of Performance Goals in the future, the Company cannot determine amounts which may become payable in the future under the Plan to the CEO or other Named Executives.

The maximum number of Company shares which may be purchased under the Plan shall not exceed 375,000 and in addition, the corresponding maximum number of restricted shares to be issued shall not exceed 125,000.


INDEPENDENT AUDITORS

Upon recommendation of the Audit and Finance Committee, the Board of Directors has approved the appointment of KPMG LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending April 30, 2001. The firm has served as independent auditors for the Company for many years. The audit services rendered to the Company by KPMG LLP during the fiscal year ended April 30, 2000 included examination of the annual financial statement of the Company, reviews of quarterly reports, and consultation on various accounting and tax matters.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions from shareholders.


SHAREHOLDER PROPOSALS FOR 2001 MEETING

The Company must receive shareholder proposals to be considered for inclusion in the Company's proxy materials for the 2001 Annual Meeting no later than April 12, 2001. They must be submitted to Corporate Secretary, Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, CT 06074.

The Company may use its discretion in voting proxies with respect to shareholder proposals not included in the Proxy Statement for the Company's Annual Meeting in the year 2001, unless the Company receives notice of such proposals prior to June 21, 2001.


OTHER BUSINESS

The Board of Directors and management do not know of any matters to come before the Annual Meeting of Shareholders other than those set forth in the accompanying Notice. If any other matters properly come before the Meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in accordance with their best judgment and in the best interests of the Company.



By Order of the Board of Directors.

[GRAPHIC OMITTED]

Richard F. Treacy, Jr.
Secretary

Dated at South Windsor, Connecticut
this 3rd day of August, 2000

DIRECTIONS TO GERBER SCIENTIFIC, INC.


SHERATON HOTEL
100 EAST RIVER DRIVE
EAST HARTFORD, CT 06108


[GRAPHIC OMITTED]


DIRECTIONS TRAVELING FROM:

I-84 WEST - Exit 54 (Downtown Hartford) Exit Darlin Street, Left on Darlin, Left on East River Drive.

I-84 EAST - Exit 53, East River Drive/Connecticut Blvd. Exit, bear right to East River Drive.

I-91 NORTH - Exit 29, East Hartford, Exit 90 to East River Drive. Take Exit 4 (East River Drive), left off ramp. Hotel is straight ahead.

I-91 SOUTH - Exit 30 to 84 East, Exit 53 East River Drive/Connecticut Blvd. Bear right to East River Drive.

ROUTE 2 - Exit 4, East River Drive. Left onto East River Drive, go one mile. Hotel is on your right.